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                                                                    EXHIBIT 3.3
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            COMPLETE MANAGEMENT, INC.

            (Pursuant to Section 805 of the Business Corporation Law)

         It is hereby certified that:

         FIRST: The name of the Corporation is Complete Management, Inc.

         SECOND: The Certificate of Incorporation was filed by the Department of State on December 30, 1992.

         THIRD: The Amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to increase the aggregate number of shares which the Corporation shall have authority to issue by authorizing 20,000,000 additional Common Shares with a par value of $.001 so that the aggregate number of shares which the Corporation shall have authority to issue shall be 42,000,000, 40,000,000 of which shall be Common Shares and 2,000,000 of which shall be Preferred Shares.

         FOURTH: To accomplish the foregoing amendment, ARTICLE FOURTH relating to the number, class and par value of the shares the Corporation is authorized to issue is amended to read as follows:

                  "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 42,000,000, of which 40,000,000 shall be Common Shares, par value $.001 per share (the "Common Shares") and 2,000,000 shall be Preferred Shares, par value $.001 per share (the "Preferred Shares"). The Preferred Shares may be issued, from time to time, in one or more series with such designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Shares or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Shares or any series thereof into Common Shares of the Corporation and fix the voting power, if any, of Preferred Shares or any series thereof."

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         FIFTH: The foregoing Amendment of the Certificate of Incorporation of the Corporation was authorized by the vote of a majority of the directors at a meeting of the Board of Directors of the Corporation duly called and held followed by the affirmative vote by the holders of a majority of all of the outstanding shares of the Corporation entitled to vote on said Amendment of the Certificate of Incorporation.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm under penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated: October 14, 1997

                                        /s/ Steven M. Rabinovici
                                        ---------------------------------------
                                        Steven M. Rabinovici, Chairman and
                                        Chief Executive Officer


                                        /s/ Stephen A. Zelnick
                                        ---------------------------------------
                                        Stephen A. Zelnick, Assistant Secretary

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